Exhibit 23.3

Date: April 30, 2024

To: Taoping Inc. (the “Company”)

21st Floor, Everbright Bank Building

Zhuzilin, Futian District

Shenzhen, Guangdong, 518040

People’s Republic of China

Ladies and Gentlemen,

We hereby consent to the reference of our name under the heading “Prospectus Summary” and “Enforceability of Civil Liabilities” in the Company’s post-effective amendment No.1 to Form F-1 (the “Registration Statement”, and the registration No. is 333-274153) which will be filed with the Securities and Exchange Commission (the “SEC”) on or about April 30, 2024. We also consent to the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Shihui Partners